Exhibit 99.1

Wesco Aircraft Holdings Reports Results for

Fiscal 2014 Fourth Quarter and Year

VALENCIA, Calif., November 20, 2014 — Wesco Aircraft Holdings, Inc. (NYSE: WAIR), a leading provider of comprehensive supply chain management services to the global aerospace industry, today announced results for its fiscal 2014 fourth quarter and year ended September 30, 2014.

Highlights — Fiscal 2014 Fourth Quarter and Full Year vs. Fiscal 2013

•                  Net sales in the fourth quarter were $408.2 million, an increase of 74 percent; organic sales growth was approximately 10 percent.

•                  Fourth quarter diluted earnings per share were $0.25; adjusted diluted earnings per share were $0.30 compared to $0.33 in the fiscal 2013 fourth quarter.

•                  Net sales in fiscal 2014 were $1.356 billion, an increase of 50 percent; organic sales growth was approximately 11 percent.

•                  Fiscal 2014 diluted earnings per share were $1.05; adjusted diluted earnings per share were $1.24 compared to $1.22 in fiscal 2013.

Fiscal 2014 Fourth Quarter Results

Net sales in the fiscal 2014 fourth quarter were $408.2 million, an increase of 74 percent compared to $234.3 million in the prior year period. External sales in the North America segment increased 72 percent, while Rest of World external sales increased 83 percent, in each case, compared to the fiscal 2013 fourth quarter. The external sales increase in both segments was driven mainly by the Haas acquisition, as well as growth across the company’s customer base resulting from the continued ramp-up of recently awarded contracts, scope expansion on existing contracts, and new contract wins.

Wesco Aircraft’s organic sales (excluding the February 2014 acquisition of Haas Group) increased approximately 10 percent in the fiscal 2014 fourth quarter compared to the prior year period. Organic sales in the North America and Rest of World segments increased 11 percent and seven percent, respectively, over the same periods.

In the fiscal 2014 fourth quarter, ad hoc and contract sales as a percentage of total net sales represented 22 percent and 78 percent, respectively, compared to 39 percent and 61 percent, respectively, for the same period last year. The change in mix primarily reflects the Haas acquisition and faster growth in international sales, as well as the company’s efforts to increase its proportion of contract business.

Net income in the fiscal 2014 fourth quarter was $24.6 million, or $0.25 per diluted share. Adjusted net income was $29.7 million, or $0.30 per diluted share, compared to $31.7 million, or $0.33 per diluted share in the same period last year. The decrease was primarily due to lower operating margins and higher interest expense as a result of the Haas acquisition financing, partially offset by growth in sales. Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) in the fiscal 2014 fourth quarter were $58.0 million, compared to $53.0 million for the same period last year.

Randy Snyder, chairman and chief executive officer, said, “While I’m not satisfied with the financial results of fiscal 2014, Wesco Aircraft achieved a number of significant accomplishments, including our acquisition of Haas, while continuing our strong organic growth across multiple geographies and product types, and increased penetration of the MRO market. Our shortfall in results for the fiscal 2014 fourth quarter was primarily driven by not achieving our ambitious sales targets that were in part based on strong business indicators in June and July, in addition to higher than expected inventory reserves recorded at year-end.”

Snyder continued, “Going forward as a combined company we will be focused on achieving superior results through a more disciplined and proactive approach to managing our cost structure, including through the completion of our integration with Haas, while continuing to provide our customers with superior service and differentiated solutions. We believe these initiatives will ultimately result in a stronger company with higher margins and greater free cash flow.”

Fiscal 2014 Full Year Results

Net sales in fiscal 2014 were $1.356 billion, an increase of 50 percent compared to $901.6 million in fiscal 2013. Ad hoc and contract sales as a percentage of total net sales represented 28 percent and 72 percent, respectively. This compares to 40 percent and 60 percent, respectively, in fiscal 2013.

Net income in fiscal 2014 was $102.1 million, or $1.05 per diluted share. Adjusted net income was $120.7 million, or $1.24 per diluted share. This compares to adjusted net income of $116.5 million, or $1.22 per diluted share in fiscal 2013. Adjusted EBITDA in fiscal 2014 was $220.2 million compared to $197.9 million in fiscal 2013.

Financial Outlook

Snyder continued, “We believe Wesco Aircraft remains well positioned to take advantage of strong OEM build rates and an expanding MRO market. We will be equally focused on achieving better performance through realizing expense synergies from our combined operations, which provide the market with a bundled solution that we believe no competitor can rival.”

Wesco Aircraft currently expects fiscal 2015 full-year sales to be between $1.625 billion and $1.675 billion, representing growth of approximately 20 percent to 24 percent over fiscal 2014. Diluted earnings per share are expected in the range of $1.14 to $1.24. Adjusted diluted earnings per share are expected in the range of $1.30 to $1.40, an increase of five percent to 13 percent compared to fiscal 2014. The company also expects free cash flow of $100 million to $120 million in fiscal 2015.

Conference Call Information

Wesco Aircraft will hold a conference call to discuss its fiscal 2014 fourth quarter and full-year results at 2:00 P.M. PST (5:00 P.M. EST) today, November 20, 2014. The conference call can be accessed by dialing 888-771-4371 (domestic) or 847-585-4405 (international). Participants will need to enter passcode 38475848.

The conference call will be simultaneously broadcast on Wesco Aircraft’s Investor Relations website (http://ir.wescoair.com).

Following the live webcast, a replay will be available on the company’s website for one year. A telephonic replay will also be available approximately one hour after the conference call and may be accessed by dialing 888-843-7419 (domestic) or 630-652-3042 (international) and entering passcode 38475848. The telephonic replay will be available until November 27, 2014 at 11:59 P.M. PST.

About Wesco Aircraft

Wesco Aircraft is one of the world’s largest distributors and providers of comprehensive supply chain management services to the global aerospace industry. The company’s services range from traditional distribution to the management of supplier relationships, quality assurance, kitting, just-in-time delivery and point-of-use inventory management.  The company believes it offers one of the world’s broadest inventory of aerospace products, comprised of more than 575,000 active stock keeping units, including hardware, bearings, tools, electronic components, machined parts and chemicals. Wesco Aircraft has more than 2,700 employees across 83 locations in 19 countries.

To learn more about Wesco Aircraft, visit our website at www.wescoair.com. Follow Wesco Aircraft on LinkedIn at https://www.linkedin.com/company/wesco-aircraft-corp.

Non-GAAP Financial Information

Adjusted net income represents net income before: (i) amortization of intangible assets, (ii) amortization or write-off of deferred financing costs and original issue discount, (iii) unusual or non-recurring items and (iv) the tax effect of items (i) through (iii) above calculated using an assumed effective tax rate.

Adjusted basic earnings per share represents basic earnings per share calculated using adjusted net income as opposed to net income.

Adjusted diluted earnings per share represents diluted earnings per share calculated using adjusted net income as opposed to net income.

Adjusted EBITDA represents net income before: (i) income tax provision, (ii) net interest expense, (iii) depreciation and amortization and (iv) unusual or non-recurring items.

Organic sales represent total sales less sales attributable to Haas Group, which was acquired in February 2014.

Wesco Aircraft utilizes and discusses adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, adjusted EBITDA and organic sales which are non-GAAP measures management uses to evaluate the company’s business, because it believe these measures assist investors and analysts in comparing the company’s performance across reporting periods on a consistent basis by excluding items that management does not believe are indicative of core operating performance. Wesco Aircraft believes these metrics are used in the financial community, and the company presents these metrics to enhance understanding of its operating performance. Readers should not consider adjusted EBITDA and adjusted net income as alternatives to net income, determined in accordance with GAAP, as an indicator of operating performance. Adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, adjusted EBITDA and organic sales are not measurements of financial performance under GAAP, and these metrics may not be comparable to similarly titled measures of other companies. See Exhibit 4 for a reconciliation of adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share and adjusted EBITDA  to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Forward Looking Statements

This press release contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Wesco Aircraft Holdings, Inc. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of management, as well as assumptions made by, and information currently available to, management. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “aim,” “anticipate,” “believe,” “plan,” “could,” “would,” “should,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “will,” “possible,” “potential,” “predict,” “project” or similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the company’s control. Therefore, the reader should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include: general economic and industry conditions; conditions in the credit markets; changes in military spending; risks unique to suppliers of equipment and services to the U.S. government; risks associated with the company’s long-term, fixed-

price agreements that have no guarantee of future sales volumes; risks associated with the loss of significant customers, a material reduction in purchase orders by significant customers or the delay, scaling back or elimination of significant programs on which the company relies; the company’s ability to effectively manage its inventory; the company’s ability to successfully integrate the acquired business of Haas Group Inc. in a timely fashion; failure to realize anticipated benefits of the combined operations; risks relating to unanticipated costs of integration; risks associated with the company’s rapid expansion; the company’s suppliers’ ability to provide it with the products the company sells in a timely manner, in adequate quantities and/or at a reasonable cost; the company’s ability to maintain effective information technology systems; the company’s ability to retain key personnel; risks associated with the company’s international operations; fluctuations in the company’s financial results from period-to-period; risks associated with assumptions the company makes in connection with its critical accounting estimates and legal proceedings; the company’s ability to effectively compete in its industry; environmental risks; risks related to the handling, transportation and storage of chemical products; the company’s dependence on third-party package delivery companies; risks related to the aerospace industry and the regulation thereof; risks related to the company’s indebtedness; and other risks and uncertainties.

The foregoing list of factors is not exhaustive. The reader should carefully consider the foregoing factors and the other risks and uncertainties that affect the company’s business, including those described in Wesco Aircraft’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time with the Securities and Exchange Commission. All forward-looking statements included in this news release (including information included or incorporated by reference herein) are based upon information available to the company as of the date hereof, and the company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

###

Contact Information:

Jeff Misakian

Vice President, Investor Relations

661-362-6847

Jeff.Misakian@wescoair.com

Exhibits:

Exhibit 1:	Consolidated Statements of Income (Unaudited)

Exhibit 2:	Condensed Consolidated Balance Sheets (Unaudited)

Exhibit 3:	Condensed Consolidated Statements of Cash Flows (Unaudited)

Exhibit 4:	Non-GAAP Financial Information (Unaudited)

Exhibit 1

Wesco Aircraft Holdings, Inc.

Consolidated Statements of Income (UNAUDITED)

(In thousands, except for per share data)

	Three Months Ended		Fiscal Year Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013

Net sales	$408,167	$234,339	$1,355,877	$901,608
Cost of sales	288,418	149,339	937,446	579,309
Gross profit	119,749	85,000	418,431	322,299
Selling, general and administrative expenses	71,633	36,120	234,497	141,497
Operating earnings	48,116	48,880	183,934	180,802
Interest expense, net	(9,816)	(4,430)	(29,225)	(25,178)
Other income, net	(146)	833	2,199	2,003
Income before provision for income taxes	38,154	45,283	156,908	157,627
Provision for income taxes	(13,507)	(15,310)	(54,806)	(52,815)
Net income	$24,647	$29,973	$102,102	$104,812

Net income per share:
Basic	$0.25	$0.32	$1.06	$1.12
Diluted	$0.25	$0.31	$1.05	$1.09

Weighted average shares outstanding:
Basic	96,770	94,178	95,951	93,285
Diluted	97,884	96,631	97,606	95,844

Exhibit 2

Wesco Aircraft Holdings, Inc.

Condensed Consolidated Balance Sheets (UNAUDITED)

(In thousands)

	September 30, 2014	September 30, 2013

Assets
Cash and cash equivalents	$104,775	$78,716
Accounts receivable, net	301,668	155,944
Inventories	752,230	630,264
Other current assets	28,015	28,314
Deferred income taxes	49,188	39,671
Total current assets	1,235,876	932,909
Long-term assets	1,174,228	698,243
Total assets	$2,410,104	$1,631,152

Liabilities and Stockholders’ Equity
Accounts payable	$157,438	$98,934
Other current liabilities	$31,596	21,047
Income taxes payable	5,884	2,953
Long-term debt—current portion	23,437	—
Capital lease obligations—current portion	1,578	1,184
Total current liabilities	219,933	124,118
Long-term debt	1,079,219	568,000
Capital lease obligations	2,606	1,414
Deferred income taxes	113,218	72,184
Other long-term liabilities	2,838	—
Total long-term liabilities	1,197,881	641,598
Total liabilities	1,417,814	765,716
Total stockholders’ equity	992,290	865,436
Total liabilities and stockholders’ equity	$2,410,104	$1,631,152

Exhibit 3

Wesco Aircraft Holdings, Inc.

Condensed Consolidated Statements of Cash Flows (UNAUDITED)

(In thousands)

	Fiscal Year Ended
	September 30, 2014	September 30, 2013
Cash flows from operating activities
Net income	$102,102	$104,812
Adjustments to reconcile net income to net cash provided by operating activities
Amortization of intangible assets	12,636	6,599
Depreciation	8,766	4,781
Amortization of deferred financing costs	3,300	7,788
Bad debt and sales return reserve	965	411
Non-cash foreign currency exchange	(5,437)	(321)
Non-cash stock-based compensation	5,507	3,394
Non-cash other	(141)	—
Excess tax benefit related to stock options exercised	(10,235)	(6,879)
Deferred income tax provision	7,283	9,941
Loss on fixed asset disposal	(52)	—
Changes in assets and liabilities
Accounts receivable	(38,545)	(26,972)
Income taxes receivable	19,993	35,952
Inventories	(52,832)	(72,563)
Prepaid expenses and other assets	5,799	(3,335)
Accounts payable	929	19,330
Accrued expenses and other liabilities	(8,830)	1,071
Income taxes payable	2,481	820
Net cash provided by operating activities	53,689	84,829
Cash flows from investing activities
Purchases of property and equipment	(10,517)	(7,882)
Acquisition of business, net of cash acquired	(560,986)	—
Net cash used in investing activities	(571,503)	(7,882)
Cash flows from financing activities
Proceeds from issuance of long-term debt	565,000	625,000
Repayment of long-term debt	(30,344)	(683,000)
Financing fees	(10,161)	(7,274)
Repayment of capital lease obligations	(1,338)	(1,146)
Excess tax benefit related to stock options exercised	10,235	6,879
Proceeds from exercise of stock options	9,643	9,895
Purchase of Treasury Stock	0	(8,452)
Net cash provided by (used in) financing activities	543,035	(58,098)
Effect of foreign currency exchange rates on cash and cash equivalents	838	(989)
Net increase in cash and cash equivalents	26,059	17,860
Cash and cash equivalents, beginning of period	78,716	60,856
Cash and cash equivalents, end of period	$104,775	$78,716

Exhibit 4

Wesco Aircraft Holdings, Inc.

Non-GAAP Financial Information (UNAUDITED)

(In thousands, except for per share data)

	Three Months Ended		Fiscal Year Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013

EBITDA & Adjusted EBITDA
Net income	$24,647	$29,973	$102,102	$104,812
Provision for income taxes	13,507	15,310	54,806	52,815
Interest and other, net	9,816	4,430	29,225	25,178
Depreciation and amortization	7,209	2,885	21,402	11,380
EBITDA	55,179	52,598	207,535	194,185
Unusual or non-recurring items	2,862	391	12,645	3,675
Adjusted EBITDA	$58,041	$52,989	$220,180	$197,860

Adjusted Net Income
Net income	$24,647	$29,973	$102,102	$104,812
Amortization of intangible assets	4,537	1,647	12,636	6,599
Amortization of deferred financing costs	1,242	630	3,299	7,787
Unusual or non-recurring items	2,862	391	12,645	3,675
Adjustments for tax effect	(3,546)	(936)	(10,005)	(6,339)
Adjusted Net Income	$29,742	$31,705	$120,677	$116,534

Adjusted Basic Earnings Per Share
Weighted-average number of basic shares outstanding	96,770	94,178	95,951	93,285
Adjusted Net Income Per Basic Shares	$0.31	$0.34	$1.26	$1.25

Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	97,884	96,631	97,606	95,844
Adjusted Net Income Per Diluted Shares	$0.30	$0.33	$1.24	$1.22